Exhibit 10.7

OPEN-END MORTGAGE

ASSIGNMENT OF RENTS, SECURITY AGREEMENT AND

FIXTURE FILING

MADE BY

CHT ZANESVILLE OH SENIOR LIVING, LLC

as Mortgagor

to

KEYBANK NATIONAL ASSOCIATION

as Mortgagee

Dated as of: December 19, 2012

PREPARED BY AND UPON RECORDATION RETURN TO:

Bracewell & Giuliani LLP

1445 Ross Avenue, Suite 3800

Dallas, Texas 75202-2711

Attention: Alfred G. Kyle, Esq.

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TABLE OF CONTENTS

(continued)

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OPEN-END MORTGAGE

ASSIGNMENT OF RENTS, SECURITY AGREEMENT AND

FIXTURE FILING

Project Commonly Known As

“Primrose Retirement Community of Zanesville”

THIS OPEN-END MORTGAGE, ASSIGNMENT OF RENTS, SECURITY AGREEMENT AND FIXTURE FILING (this “Mortgage”) is made as of December 19, 2012, by CHT ZANESVILLE OH SENIOR LIVING, LLC, a Delaware limited liability company (“Mortgagor”), whose organizational identification number is DE5234712 and address is 450 South Orange Avenue, Orlando, Florida 32801, in favor of KEYBANK NATIONAL ASSOCIATION, a national banking association, its successors and assigns (“Mortgagee”) whose address is 4910 Tiedeman Road, 3rd Floor, Brooklyn, Ohio 44114.

1.	Grant and Secured Obligations.

1.1 Grant. For the purpose of securing payment and performance of the Secured Obligations defined and described in Section 1.2 below, Mortgagor hereby irrevocably and unconditionally grants, bargains, sells, conveys, mortgages and warrants to Mortgagee, all estate, right, title and interest which Mortgagor now has or may later acquire in and to the following property (all or any part of such property, or any interest in all or any part of it, as the context may require, the “Property”):

(a) the real estate situated in Muskingum County, Ohio, which is more particularly described in Exhibit A attached hereto and made a part hereof for all purposes the same as if set forth herein verbatim, together with all right, title and interest of Mortgagor in and to (i) all streets, roads, alleys, easements, rights-of-way, licenses, rights of ingress and egress, vehicle parking rights and public places, existing or proposed, abutting, adjacent, used in connection with or pertaining to the real property or the Improvements (as hereinafter defined); (ii) any strips or gores between the real property and abutting or adjacent properties; and (iii) all water and water rights, timber, crops and mineral interests pertaining to the real property (such real estate and other rights, titles and interests being hereinafter sometimes called the “Land”);

(b) all buildings, structures and other improvements (such buildings, structures and other improvements being hereinafter sometimes called the “Improvements”) now or hereafter situated on the Land;

(c) all fixtures, equipment, systems, machinery, furniture, furnishings, inventory, goods, building and construction materials, supplies, and articles of personal property, of every kind and character, now owned or hereafter acquired by Mortgagor, which are now or hereafter attached to or situated in, on or about the Land or the Improvements, or used in or necessary to the complete and proper planning, development, use, occupancy or operation thereof, or acquired (whether delivered to the Land or stored elsewhere) for use or installation in or on the Land or the Improvements,

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and all renewals and replacements of, substitutions for and additions to the foregoing, including, but without limiting the foregoing, any and all fixtures, equipment, machinery, systems, facilities and apparatus for heating, ventilating, air conditioning, refrigerating, plumbing, sewer, lighting, generating, cleaning, storage, incinerating, waste disposal, sprinkler, fire extinguishing, communications, transportation (of people or things, including, but not limited to, stairways, elevators, escalators and conveyors), data processing, security and alarm, laundry, food or drink preparation, storage or serving, gas, electrical and electronic, water, and recreational uses or purposes; all tanks, pipes, wiring, conduits, ducts, doors, partitions, rugs and other floor coverings, wall coverings, windows, drapes, window screens and shades, awnings, fans, motors, engines and boilers; and decorative items and art objects (all of which are herein sometimes referred to together, as the “Accessories”);

(d) all (i) plans and specifications for the Improvements; (ii) contracts relating to the Land, or the Improvements or the Accessories or any part thereof; (iii) deposits, (including, but not limited to, Mortgagor’s rights in tenants’ security deposits, deposits with respect to utility services to the Land, or the Improvements or the Accessories or any part thereof, and any deposits or reserves hereunder or under any other Loan Document (as hereinafter defined) for taxes, insurance or otherwise, funds, accounts, contract rights, instruments, documents, commitments, general intangibles (including, but not limited to, trademarks, trade names and symbols), notes, and chattel paper used in connection with or arising from or by virtue of any transactions related to the Land, or the Improvements or the Accessories or any part thereof; (iv) permits, licenses, franchises, certificates and other rights and privileges obtained in connection with the Land, or the Improvements or the Accessories or any part thereof; (v) leases, rents, royalties, bonuses, issues, profits, revenues and other benefits of the Land, the Improvements and the Accessories; and (vi) other properties, rights, titles and interests, if any, specified in any Section or any Article of this Mortgage as being part of the Property; and

(e) all (i) proceeds of or arising from the properties, rights, titles and interests referred to above in paragraphs (a), (b), (c) and (d), including, but not limited to, proceeds of any sale, lease or other disposition thereof, proceeds of each policy of insurance relating thereto (including premium refunds), proceeds of the taking thereof or of any rights appurtenant thereto by eminent domain or sale in lieu thereof for public or quasi-public use under any law, and proceeds arising out of any damage thereto whether caused by such a taking (including change of grade of streets, curb cuts or other rights of access) or otherwise caused; and (ii) other interests of every kind and character, and proceeds thereof, which Mortgagor now has or hereafter acquires in, to or for the benefit of the properties, rights, titles and interests referred to above in paragraphs (a), (b), (c) and (d) and all property used or useful in connection therewith, including, but not limited to, remainders, reversions and reversionary rights or interests. In the event the estate of Mortgagor in and to any of the Property is a leasehold estate, this conveyance shall include, and the lien and security interest created hereby shall encumber and extend to, all other further or additional title, estates, interest or rights which may exist now or at any time be acquired by Mortgagor in or to the property demised under the lease creating such leasehold estate and including Mortgagor’s rights, if any, to the property demised

OPEN-END MORTGAGE – Page 2

under such lease and, if fee simple title to any of such property shall ever become vested in Mortgagor such fee simple interest shall be encumbered by this Mortgage in the same manner as if Mortgagor had fee simple title to said property as of the date of execution hereof.

For the avoidance of doubt, the term “Property” shall not include any property owned by Tenant. Capitalized terms used above and elsewhere in this Mortgage without definition have the meanings given them in the Loan Agreement referred to in Subsection 1.2(a)(iii) below.

1.2 Secured Obligations.

(a) Mortgagor makes the grant, conveyance, and mortgage set forth in Section 1.1 above, and grants the security interest set forth in Section 3 below for the purpose of securing the following obligations (the “Secured Obligations”) in any order of priority that Mortgagee may choose:

(i) Payment of all obligations at any time owing under a promissory note (the “Note”) bearing even date herewith, payable by Borrowers as maker in the stated principal amount of Forty-Nine Million Six Hundred Eighty-Seven Thousand and No/100 Dollars ($49,687,000.00) to the order of Mortgagee; and

(ii) Payment and performance of all obligations of Mortgagor under this Mortgage; and

(iii) Payment and performance of all obligations of Borrowers under a Secured Loan Agreement bearing even date herewith among Mortgagor, CHT Partners, LP, CHT Senior Living Net Lease Holding, LLC, CHT Council Bluffs IA Senior Living, LLC, CHT Decatur IL Senior Living, LLC, CHT Lima OH Senior Living, LLC, and CHT Aberdeen SD Senior Living, LLC (collectively, “Borrowers”) and Mortgagee as “Lender” (as the same may be hereafter amended, restated, supplemented or otherwise modified pursuant to the terms thereof, the “Loan Agreement”); and

(iv) Payment and performance of any obligations of Borrowers under any Loan Documents which are executed by Borrowers;

(v) Payment and performance of all obligations of Borrowers arising from any Interest Rate Agreements;

(vi) Payment and performance of all future advances and other obligations that any Borrower or any successor in ownership of all or part of the Property may agree to pay and/or perform (whether as principal, surety or guarantor) for the benefit of Mortgagee, when a writing evidences the parties’ agreement that the advance or obligation be secured by this Mortgage; and

(vii) Payment and performance of all modifications, amendments, extensions, and renewals, however evidenced, of any of the Secured Obligations.

(b) All persons who may have or acquire an interest in all or any part of the Property will be considered to have notice of, and will be bound by, the terms of the Secured Obligations and each other agreement or instrument made or entered into in connection with each of the Secured Obligations. Such terms include any provisions in the Note or the Loan Agreement which permit borrowing, repayment and reborrowing, or which provide that the interest rate on one or more of the Secured Obligations may vary from time to time.

OPEN-END MORTGAGE – Page 3

2.	Assignment of Rents.

2.1 Assignment. Mortgagor hereby irrevocably, absolutely, presently and unconditionally assigns to Mortgagee all rents, royalties, issues, profits, revenue, income, accounts, proceeds and other benefits of the Property, whether now due, past due or to become due, including all prepaid rents and security deposits (some or all collectively, as the context may require, “Rents”). This is an absolute assignment, not an assignment for security only.

2.2 Grant of License. Subject to the terms of the Management Agreement, Mortgagee hereby confers upon Mortgagor a license (“License”) to collect and retain the Rents as they become due and payable, so long as no Event of Default, as defined in Section 6.2 below, shall exist and be continuing. If an Event of Default has occurred and is continuing, Mortgagee shall have the right, which it may choose to exercise in its sole discretion, to terminate this License without notice to or demand upon Mortgagor, and without regard to the adequacy of Mortgagee’s security under this Mortgage.

2.3 Collection and Application of Rents. Subject to the License granted to Mortgagor under Section 2.2 above and the terms of the Management Agreement, Mortgagee has the right, power and authority to collect any and all Rents. Mortgagor hereby appoints Mortgagee its attorney-in-fact to perform any and all of the following acts, if and at the times when Mortgagee in its sole discretion may so choose:

(a) Demand, receive and enforce payment of any and all Rents; or

(b) Give receipts, releases and satisfactions for any and all Rents; or

(c) Sue either in the name of Mortgagor or in the name of Mortgagee for any and all Rents.

Mortgagee and Mortgagor agree that the mere recordation of the assignment granted herein entitles Mortgagee immediately to collect and receive rents upon the occurrence of an Event of Default, as defined in Section 6.2, without first taking any acts of enforcement under applicable law, such as, but not limited to, providing notice to Mortgagor, filing foreclosure proceedings, or seeking and/or obtaining the appointment of a receiver. Further, Mortgagee’s right to the Rents does not depend on whether or not Mortgagee takes possession of the Property as permitted under Subsection 6.3(c). In Mortgagee’s sole discretion, Mortgagee may choose to collect Rents either with or without taking possession of the Property. Mortgagee shall apply all Rents collected by it in the manner provided under Section 6.6. If an Event of Default occurs while Mortgagee is in possession of all or part of the Property and is collecting and applying Rents as

OPEN-END MORTGAGE – Page 4

permitted under this Mortgage, Mortgagee and any receiver shall nevertheless be entitled to exercise and invoke every right and remedy afforded any of them under this Mortgage and at law or in equity.

2.4 Mortgagee Not Responsible. Under no circumstances shall Mortgagee have any duty to produce Rents from the Property. Regardless of whether or not Mortgagee, in person or by agent, takes actual possession of the Land and Improvements, unless Mortgagee agrees in writing to the contrary, Mortgagee is not and shall not be deemed to be:

(a) A “mortgagee in possession” for any purpose; or

(b) Responsible for performing any of the obligations of the lessor under any lease; or

(c) Responsible for any waste committed by lessees or any other parties, any dangerous or defective condition of the Property, or any negligence in the management, upkeep, repair or control of the Property; or

(d) Liable in any manner for the Property or the use, occupancy, enjoyment or operation of all or any part of it.

2.5 Leasing. Mortgagor shall not lease the Property or any part of it except strictly in accordance with the Loan Agreement.

3.	Grant of Security Interest.

3.1 Security Agreement. The parties intend for this Mortgage to create a lien on the Property, and an absolute assignment of the Rents, all in favor of Mortgagee. The parties acknowledge that some of the Property and some or all of the Rents may be determined under applicable law to be personal property or fixtures. To the extent that any Property or Rents may be or be determined to be personal property, Mortgagor as debtor hereby grants Mortgagee, as secured party, a security interest in all such Property and Rents, to secure payment and performance of the Secured Obligations. This Mortgage constitutes a security agreement under the Uniform Commercial Code of the State in which the Property is located, covering all such Property and Rents.

3.2 Financing Statements. Mortgagor hereby authorizes Mortgagee to file one or more financing statements naming Mortgagor as debtor and Mortgagee as secured party with respect to the Property and Rents. In addition, Mortgagor shall execute such other documents as Mortgagee may from time to time require to perfect or continue the perfection of Mortgagee’s security interest in any Property or Rents. As provided in Section 5.9 below, Mortgagor shall pay all reasonable fees and costs that Mortgagee may incur in filing such documents in public offices and in obtaining such reasonable record searches as Mortgagee may require. In case Mortgagor fails to execute any financing statements or other documents for the perfection or continuation of any security interest, Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact to execute any such documents on its behalf. If any financing statement or other document is filed in the records normally pertaining to personal property, that filing shall never be construed as in any way derogating from or impairing this Mortgage or the rights or obligations of the parties under it.

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4.	Fixture Filing.

This Mortgage constitutes a financing statement filed as a fixture filing under Article 9 of the Uniform Commercial Code in the State in which the Property is located, as amended or recodified from time to time, covering any Property which now is or later may become fixtures attached to the Land or Improvements. For this purpose, the respective addresses of Mortgagor, as debtor, and Mortgagee, as secured party, are as set forth in the preambles of this Mortgage.

5.	Rights and Duties of the Parties.

5.1 Representations and Warranties. Mortgagor represents and warrants that as of the date hereof:

(a) Subject to the Permitted Exceptions, Mortgagor lawfully possesses and holds fee simple title to all of the Land and Improvements;

(b) Mortgagor has good and marketable title to all Property other than the Land and Improvements;

(c) Mortgagor has the full and unlimited power, right and authority to encumber the Property and assign the Rents;

(d) This Mortgage creates a first and prior lien on the Property;

(e) The Property includes all property and rights which may be reasonably necessary or desirable to promote the present and contemplated future beneficial use and enjoyment of the Land and Improvements;

(f) Mortgagor owns any Property which is personal property free and clear of any security agreements, reservations of title or conditional sales contracts, and there is no financing statement affecting such personal property on file in any public office; and

(g) Mortgagor’s place of business, or its chief executive office if it has more than one place of business, is located at the address specified below.

5.2 Taxes, and Assessments. Mortgagor shall or shall cause Tenant to pay prior to delinquency all taxes, levies, charges and assessments, in accordance with the Loan Agreement.

5.3 Performance of Secured Obligations. Mortgagor shall promptly pay and perform each Secured Obligation in accordance with its terms.

5.4 Liens, Charges and Encumbrances. Mortgagor shall or shall cause Tenant to immediately discharge any lien on the Property which Mortgagee has not consented to in writing.

OPEN-END MORTGAGE – Page 6

5.5 Damages and Insurance and Condemnation Proceeds. In the event of any casualty or condemnation of the Property, the provisions of Article 11 of the Loan Agreement shall govern.

5.6 Maintenance and Preservation of Property.

(a) Mortgagor shall or shall cause Tenant to (i) insure the Property as required by the Loan Agreement and (ii) keep the Property in good condition and repair.

(b) Mortgagor shall not and shall not permit Tenant to remove or demolish the Property or any part of it, or alter, restore or add to the Property, or initiate or allow any change in any zoning or other land use classification which affects the Property or any part of it, except as permitted or required by the Loan Agreement or with Mortgagee’s express prior written consent in each instance.

(c) If all or part of the Property becomes damaged or destroyed, Mortgagor shall or shall cause Tenant to promptly and completely repair and/or restore the Property in a good and workmanlike manner in accordance with sound building practices, subject to the provisions of Article 11 of the Loan Agreement.

(d) Mortgagor shall not and shall not permit Tenant to commit or allow any act upon or use of the Property which would violate: (i) any applicable Laws or order of any Governmental Authority, whether now existing or later to be enacted and whether foreseen or unforeseen; or (ii) any public or private covenant, condition, restriction or equitable servitude affecting the Property. Mortgagor shall not bring or keep any article on the Property or cause or allow any condition to exist on it, if that could invalidate or would be prohibited by any insurance coverage required to be maintained by Mortgagor on the Property or any part of it under the Loan Agreement.

(e) Mortgagor shall not and shall not permit Tenant to commit or allow waste of the Property, including those acts or omissions characterized under the Loan Agreement as waste which arises out of Hazardous Material.

(f) Mortgagor shall perform or cause Tenant to perform all other acts which from the character or use of the Property may be reasonably necessary to maintain and preserve its value.

5.7 Releases, Extensions, Modifications and Additional Security. From time to time, Mortgagee may perform any of the following acts without incurring any liability or giving notice to any person:

(a) Release any person liable for payment of any Secured Obligation;

(b) Extend the time for payment, or otherwise alter the terms of payment, of any Secured Obligation;

OPEN-END MORTGAGE – Page 7

(c) Accept additional real or personal property of any kind as security for any Secured Obligation, whether evidenced by deeds of trust, mortgages, security agreements or any other instruments of security;

(d) Alter, substitute, or release any property securing the Secured Obligations;

(e) Consent to the making of any plat or map of the Property or any part of it;

(f) Join in granting any easement or creating any restriction affecting the Property;

(g) Join in any subordination or other agreement affecting this Mortgage or the lien of it; or

(h) Release the Property or any part of it.

5.8 Release. When all of the Secured Obligations have been paid in full and all fees and other sums owed by Mortgagor under Section 5.9 of this Mortgage and the other Loan Documents have been received, Mortgagee shall release this Mortgage, the lien created thereby, and all notes and instruments evidencing the Secured Obligations. Mortgagor shall pay any costs of preparation and recordation of such release.

5.9 Compensation, Exculpation, Indemnification.

(a) Mortgagor agrees to pay reasonable fees as may be charged by Mortgagee for any services that Mortgagee may render in connection with this Mortgage, including providing a statement of the Secured Obligations or providing the release pursuant to Section 5.8 above. Mortgagor shall also pay or reimburse all of Mortgagee’s reasonable costs and expenses which may be incurred in rendering any such services. Mortgagor further agrees to pay or reimburse Mortgagee for all reasonable costs, expenses and other advances which may be incurred or made by Mortgagee in any efforts to enforce any terms of this Mortgage, including any rights or remedies afforded to Mortgagee under Section 6.3, whether any lawsuit is filed or not, or in defending any action or proceeding arising under or relating to this Mortgage, including reasonable attorneys’ fees and other legal costs, costs of any Foreclosure Sale (as defined in Subsection 6.3(i) below) and any cost of evidence of title. If Mortgagee chooses to dispose of Property through more than one Foreclosure Sale, Mortgagor shall pay all reasonable costs, expenses or other advances that may be incurred or made by Mortgagee in each of such Foreclosure Sales. In any suit to foreclose the lien hereof or enforce any other remedy of Mortgagee under this Mortgage or the Note, there shall be allowed and included as additional indebtedness in the decree for sale or other judgment or decree all expenditures and expenses which may be paid or incurred by or on behalf of Mortgagee for reasonable attorneys’ costs and fees (including the costs and fees of paralegals), survey charges, appraiser’s fees, inspecting engineer’s and/or architect’s fees, fees for environmental studies and assessments and all additional expenses incurred by Mortgagee with respect to environmental matters, outlays for documentary and expert evidence, stenographers’ charges, publication costs, and costs (which may be estimated as to items to be expended

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after entry of the decree) of procuring all such abstracts of title, title searches and examinations, title insurance policies, and similar data and assurances with respect to title as Mortgagee may deem reasonably necessary either to prosecute such suit or to evidence to bidders at any sale which may be had pursuant to such decree the true condition of the title to, the value of or the environmental condition of the Property. All expenditures and expenses of the nature in this Subsection mentioned, and such reasonable expenses and fees as may be incurred in the protection of the Property and maintenance of the lien of this Mortgage, including the reasonable fees of any attorney (including the costs and fees of paralegals) employed by Mortgagee in any litigation or proceeding affecting this Mortgage, the Note or the Property, including probate and bankruptcy proceedings, or in preparation for the commencement or defense of any proceeding or threatened suit or proceeding, shall be immediately due and payable by Mortgagor, with interest thereon at the Default Rate and shall be secured by this Mortgage.

(b) Mortgagee shall not be directly or indirectly liable to Mortgagor or any other person as a consequence of any of the following:

(i) Mortgagee’s exercise of or failure to exercise any rights, remedies or powers granted to Mortgagee in this Mortgage;

(ii) Mortgagee’s failure or refusal to perform or discharge any obligation or liability of Mortgagor under any agreement related to the Property or under this Mortgage; or

(iii) Any loss sustained by Mortgagor or any third party resulting from Mortgagee’s failure to lease the Property, or from any other act or omission of Mortgagee in managing the Property, after an Event of Default, unless the loss is caused by the gross negligence or willful misconduct of Mortgagee.

Mortgagor hereby expressly waives and releases all liability of the types described above, and agrees that no such liability shall be asserted against or imposed upon Mortgagee.

(c) EXCEPT AS CAUSED BY THE GROSS NEGLIGENCE AND OR WILLFUL MISCONDUCT OF MORTGAGEE (IT BEING THE INTENT OF THE PARTIES THAT THIS INDEMNIFICATION SHALL COVER THE NEGLIGENCE OF SUCH PARTIES), MORTGAGOR AGREES TO INDEMNIFY MORTGAGEE AGAINST AND HOLD THEM HARMLESS FROM ALL LOSSES, DAMAGES, LIABILITIES, CLAIMS, CAUSES OF ACTION, JUDGMENTS, COURT COSTS, ATTORNEYS’ FEES AND OTHER LEGAL EXPENSES, COST OF EVIDENCE OF TITLE, COST OF EVIDENCE OF VALUE, AND OTHER COSTS AND EXPENSES WHICH THEY MAY SUFFER OR INCUR:

(i) IN PERFORMING ANY ACT REQUIRED OR PERMITTED BY THIS MORTGAGE OR ANY OF THE OTHER LOAN DOCUMENTS OR BY LAW;

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(ii) BECAUSE OF ANY FAILURE OF MORTGAGOR TO PERFORM ANY OF ITS OBLIGATIONS; OR

(iii) BECAUSE OF ANY ALLEGED OBLIGATION OF OR UNDERTAKING BY MORTGAGEE TO PERFORM OR DISCHARGE ANY OF THE REPRESENTATIONS, WARRANTIES, CONDITIONS, COVENANTS OR OTHER OBLIGATIONS IN ANY DOCUMENT RELATING TO THE PROPERTY OTHER THAN THE LOAN DOCUMENTS.

THIS AGREEMENT BY MORTGAGOR TO INDEMNIFY MORTGAGEE SHALL SURVIVE THE RELEASE AND CANCELLATION OF ANY OR ALL OF THE SECURED OBLIGATIONS AND THE FULL OR PARTIAL RELEASE OF THIS MORTGAGE.

(d) Mortgagor shall pay all obligations to pay money arising under this Section 5.9 immediately upon demand by Mortgagee. Each such obligation shall be added to, and considered to be part of, the principal of the Note, and shall bear interest from the date the obligation arises at the Default Rate.

5.10 Defense and Notice of Claims and Actions. At Mortgagor’s sole expense, Mortgagor shall protect, preserve and defend the Property and title to and right of possession of the Property, and the security of this Mortgage and the rights and powers of Mortgagee created under it, against all adverse claims. Mortgagor shall give Mortgagee prompt notice in writing if any claim is asserted which does or could affect any such matters, or if any action or proceeding is commenced which alleges or relates to any such claim.

5.11 Subrogation. Mortgagee shall be subrogated to the liens of all encumbrances, whether released of record or not, which are discharged in whole or in part by Mortgagee in accordance with this Mortgage or with the proceeds of any loan secured by this Mortgage.

5.12 Site Visits, Observation and Testing. Mortgagee and its agents and representatives shall have the right at any reasonable time after reasonable prior notice to Mortgagor to enter and visit the Property for the purpose of performing appraisals, observing the Property, taking and removing soil or groundwater samples, and conducting tests on any part of the Property. Mortgagee has no duty, however, to visit or observe the Property or to conduct tests, and no site visit, observation or testing by Mortgagee, its agents or representatives shall impose any liability on any of Mortgagee, its agents or representatives. In no event shall any site visit, observation or testing by Mortgagee, its agents or representatives be a representation that Hazardous Material are or are not present in, on or under the Property, or that there has been or shall be compliance with any law, regulation or ordinance pertaining to Hazardous Material or any other applicable governmental law. Neither Mortgagor nor any other party is entitled to rely on any site visit, observation or testing by any of Mortgagee, its agents or representatives. Neither Mortgagee, its agents or representatives owe any duty of care to protect Mortgagor or any other party against, or to inform Mortgagor or any other party of, any Hazardous Material or any other adverse condition affecting the Property. Mortgagee shall give Mortgagor reasonable prior notice before entering the Property. Mortgagee shall make reasonable efforts to avoid interfering with Mortgagor’s or Manager’s use of the Property in exercising any rights provided in this Section 5.12.

5.13 Notice of Change. Mortgagor shall give Mortgagee prior written notice of any change in: (a) the location of its place of business or its chief executive office if it has more than one place of business; (b) the location of any of the Property, including the Books and Records; and (c) Mortgagor’s name or business structure. Unless otherwise approved by Mortgagee in writing, all Property that consists of personal property (other than the Books and Records) will be located on the Land and all Books and Records will be located at Mortgagor’s or Manager’s place of business or chief executive office if Mortgagor or Manager has more than one place of business.

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6.	Accelerating Transfers, Default and Remedies.

6.1 Accelerating Transfers.

(a) “Accelerating Transfer” means any Transfer not expressly permitted under Article 12 of the Loan Agreement.

(b) Mortgagor acknowledges that Mortgagee is making one or more advances under the Loan Agreement in reliance on the expertise, skill and experience of Mortgagor; thus, the Secured Obligations include material elements similar in nature to a personal service contract. In consideration of Mortgagee’s reliance, Mortgagor agrees that Mortgagor shall not make any Accelerating Transfer, unless the transfer is preceded by Mortgagee’s express written consent to the particular transaction and transferee. Mortgagee may withhold such consent in its sole discretion. If any Accelerating Transfer occurs, Mortgagee in its sole discretion may declare all of the Secured Obligations to be immediately due and payable, and Mortgagee may invoke any rights and remedies provided by Section 6.3 of this Mortgage.

6.2 Events of Default. Mortgagor will be in default under this Mortgage upon the occurrence of any one or more of the following events (some or all collectively, “Events of Default;” any one singly, an “Event of Default”).

(a) Failure of Mortgagor (i) (x) to pay any of the principal or interest of the Loan within ten (10) days after the date when due or (y) to observe or perform any of the other covenants or conditions by Mortgagor to be performed under the terms of this Mortgage or any of the other Loan Documents concerning the payment of money for a period of ten (10) days after written notice from Mortgagee that the same is due and payable; or (ii) for a period of thirty (30) days after written notice from Mortgagee, to observe or perform any non-monetary covenant or condition contained in this Mortgage or any of the other Loan Documents; provided that if any such failure concerning a non-monetary covenant or condition is susceptible to cure but cannot reasonably be cured within said thirty (30) day period, then Mortgagor shall have an additional sixty (60) day period to cure such failure and no Event of Default shall be deemed to exist hereunder so long as (x) Mortgagor commences such cure within the initial thirty (30) day period and diligently and in good faith pursues such cure to completion within such resulting ninety

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(90) day period from the date of Mortgagee’s notice, and (y) the existence of such uncured default will not result in any tenant under a Lease having a right to terminate such Lease due to such uncured default; and provided further that if a different notice or grace period is specified under Article 14 of the Loan Agreement (or elsewhere in this Mortgage or the Loan Agreement) in which such particular breach will become an Event of Default, the specific provision shall control; or

(b) An “Event of Default” occurs under the Loan Agreement or any other Loan Document.

6.3 Remedies. At any time after an Event of Default, Mortgagee shall be entitled to invoke any and all of the rights and remedies described below, in addition to all other rights and remedies available to Mortgagee at law or in equity. All of such rights and remedies shall be cumulative, and the exercise of any one or more of them shall not constitute an election of remedies.

(a) Acceleration. Mortgagee may declare any or all of the Secured Obligations to be due and payable immediately.

(b) Receiver. Mortgagee shall, as a matter of right, without notice and without giving bond to Mortgagor or anyone claiming by, under or through Mortgagor, and without regard for the solvency or insolvency of Mortgagor or the then value of the Property, to the extent permitted by applicable law, be entitled to have a receiver appointed for all or any part of the Property and the Rents, and the proceeds, issues and profits thereof, with the rights and powers referenced below and such other rights and powers as the court making such appointment shall confer, and Mortgagor hereby consents to the appointment of such receiver and shall not oppose any such appointment. Such receiver shall have all powers and duties prescribed by applicable law, all other powers which are necessary or usual in such cases for the protection, possession, control, management and operation of the Property, and such rights and powers as Mortgagee would have, upon entering and taking possession of the Property under subsection (c) below.

(c) Entry. Mortgagee, in person, by agent or by court-appointed receiver, may enter, take possession of, manage and operate all or any part of the Property, and may also do any and all other things in connection with those actions that Mortgagee may in its sole discretion consider necessary and appropriate to protect the security of this Mortgage. Such other things may include: taking and possessing all of Mortgagor’s or the then owner’s Books and Records; entering into, enforcing, modifying or canceling leases on such terms and as Mortgagee may consider proper; obtaining and evicting tenants; fixing or modifying Rents; collecting and receiving any payment of money owing to Mortgagee; completing any unfinished construction; and/or contracting for and making repairs and alterations. If Mortgagee so requests, Mortgagor shall assemble all of the Property that has been removed from the Land and make all of it available to Mortgagee at the site of the Land. Mortgagor hereby irrevocably constitutes and appoints Mortgagee as Mortgagor’s attorney-in-fact to perform such acts and execute such documents as Mortgagee in its sole discretion may consider to be appropriate in connection with taking these measures, including endorsement of Mortgagor’s name on any instruments.

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(d) Cure; Protection of Security. Mortgagee may cure any breach or default of Mortgagor, and if it chooses to do so in connection with any such cure, Mortgagee may also enter the Property and/or do any and all other things which it may in its sole discretion consider necessary and appropriate to protect the security of this Mortgage, including, without limitation, completing any construction of the improvements at the Property required by the Loan Agreement. Such other things may include: appearing in and/or defending any action or proceeding which purports to affect the security of, or the rights or powers of Mortgagee under, this Mortgage; paying, purchasing, contesting or compromising any encumbrance, charge, lien or claim of lien which in Mortgagee’s sole judgment is or may be senior in priority to this Mortgage, such judgment of Mortgagee or to be conclusive as among the parties to this Mortgage; obtaining insurance and/or paying any premiums or charges for insurance required to be carried under the Loan Agreement; otherwise caring for and protecting any and all of the Property; and/or employing counsel, accountants, contractors and other appropriate persons to assist Mortgagee. Mortgagee may take any of the actions permitted under this Subsection 6.3(d) either with or without giving notice to any person. Any amounts expended by Mortgagee under this Subsection 6.3(d) shall be secured by this Mortgage.

(e) Uniform Commercial Code Remedies. Mortgagee may exercise any or all of the remedies granted to a secured party under the Uniform Commercial Code in the State in which the Property is located.

(f) Foreclosure; Lawsuits. Mortgagee shall have the right, in one or several concurrent or consecutive proceedings, to foreclose the lien hereof upon the Property or any part thereof, for the Secured Obligations, or any part thereof, by any proceedings appropriate under applicable law. Mortgagee or its nominee may bid and become the purchaser of all or any part of the Property at any foreclosure or other sale hereunder, and the amount of Mortgagee’s successful bid shall be credited on the Secured Obligations. Without limiting the foregoing, Mortgagee may proceed by a suit or suits in law or equity, whether for specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for any foreclosure under the judgment or decree of any court of competent jurisdiction. In addition to the right provided in Subsection 6.3(a), upon, or at any time after the filing of a complaint to foreclose this Mortgage, Mortgagee shall be entitled to the appointment of a receiver of the property by the court in which such complaint is filed, and Mortgagor hereby consents to such appointment.

(g) Other Remedies. Mortgagee may exercise all rights and remedies contained in any other instrument, document, agreement or other writing heretofore, concurrently or in the future executed by Mortgagor or any other person or entity in favor of Mortgagee in connection with the Secured Obligations or any part thereof, without prejudice to the right of Mortgagee thereafter to enforce any appropriate remedy against Mortgagor. Mortgagee shall have the right to pursue all remedies afforded to a mortgagee under applicable law, and shall have the benefit of all of the provisions of such applicable law, including all amendments thereto which may become effective from time to time after the date hereof.

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(h) Sale of Personal Property. Mortgagee shall have the discretionary right to cause some or all of the Property, which constitutes personal property, to be sold or otherwise disposed of in any combination and in any manner permitted by applicable law.

(i) For purposes of this power of sale, Mortgagee may elect to treat as personal property any Property which is intangible or which can be severed from the Land or Improvements without causing structural damage. If it chooses to do so, Mortgagee may dispose of any personal property, in any manner permitted by Article 9 of the Uniform Commercial Code of the State in which the Property is located, including any public or private sale, or in any other manner permitted by any other applicable law.

(ii) In connection with any sale or other disposition of such Property, Mortgagor agrees that the following procedures constitute a commercially reasonable sale: Mortgagee shall mail written notice of the sale to Mortgagor not later than thirty (30) days prior to such sale. Mortgagee will publish notice of the sale in a local daily newspaper of general circulation. Upon receipt of any written request, Mortgagee will make the Property available to any bona fide prospective purchaser for inspection during reasonable business hours. Notwithstanding, Mortgagee shall be under no obligation to consummate a sale if, in its judgment, none of the offers received by it equals the fair value of the Property offered for sale. The foregoing procedures do not constitute the only procedures that may be commercially reasonable.

(i) Single or Multiple Foreclosure Sales. If the Property consists of more than one lot, parcel or item of property, Mortgagee may:

(i) Designate the order in which the lots, parcels and/or items shall be sold or disposed of or offered for sale or disposition; and

(ii) Elect to dispose of the lots, parcels and/or items through a single consolidated sale or disposition to be held or made under or in connection with judicial proceedings, or by virtue of a judgment and decree of foreclosure and sale; or through two or more such sales or dispositions; or in any other manner Mortgagee may deem to be in its best interests (any such sale or disposition, a “Foreclosure Sale;” and any two or more, “Foreclosure Sales”).

If Mortgagee chooses to have more than one Foreclosure Sale, Mortgagee at its option may cause the Foreclosure Sales to be held simultaneously or successively, on the same day, or on such different days and at such different times and in such order as Mortgagee may deem to be in its best interests. No Foreclosure Sale shall terminate or affect the liens of this Mortgage on any part of the Property which has not been sold, until all of the Secured Obligations have been paid in full.

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6.4 Credit Bids. At any Foreclosure Sale, any person, including Mortgagor or Mortgagee, may bid for and acquire the Property or any part of it to the extent permitted by then applicable law. Instead of paying cash for such property, Mortgagee may settle for the purchase price by crediting the sales price of the property against the following obligations:

(a) First, the portion of the Secured Obligations attributable to the expenses of sale, costs of any action and any other sums for which Mortgagor is obligated to pay or reimburse Mortgagee under Section 5.9 of this Mortgage; and

(b) Second, all other Secured Obligations in any order and proportions as Mortgagee in its sole discretion may choose.

6.5 Application of Foreclosure Sale Proceeds. Mortgagee shall apply the proceeds of any Foreclosure Sale in the following manner:

(a) First, to pay the portion of the Secured Obligations attributable to the expenses of sale, costs of any action and any other sums for which Mortgagor is obligated to reimburse Mortgagee under Section 5.9 of this Mortgage;

(b) Second, to pay the portion of the Secured Obligations attributable to any sums expended or advanced by Mortgagee under the terms of this Mortgage which then remain unpaid;

(c) Third, to pay all other Secured Obligations in any order and proportions as Mortgagee in its sole discretion may choose; and

(d) Fourth, to remit the remainder, if any, to the person or persons entitled to it by law.

6.6 Application of Rents and Other Sums. Mortgagee shall apply any and all Rents collected by it, and any and all sums other than proceeds of a Foreclosure Sale which Mortgagee may receive or collect under Section 6.3 above, in the following manner:

(a) First, to pay the portion of the Secured Obligations attributable to the costs and expenses of operation and collection that may be incurred by Mortgagee or any receiver;

(b) Second, to pay all other Secured Obligations in any order and proportions as Mortgagee in its sole discretion may choose; and

(c) Third, to remit the remainder, if any, to the person or persons entitled to it by law.

Mortgagee shall have no liability for any funds which it does not actually receive.

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7.	Miscellaneous Provisions.

7.1 Additional Provisions. The Loan Documents fully state all of the terms and conditions of the parties’ agreement regarding the matters mentioned in or incidental to this Mortgage. The Loan Documents also grant further rights to Mortgagee and contain further agreements and affirmative and negative covenants by Mortgagor which apply to this Mortgage and to the Property.

7.2 No Waiver or Cure.

(a) Each waiver by Mortgagee must be in writing, and no waiver shall be construed as a continuing waiver. No waiver shall be implied from any delay or failure by Mortgagee to take action on account of any default of Mortgagor. Consent by Mortgagee to any act or omission by Mortgagor shall not be construed as a consent to any other or subsequent act or omission or to waive the requirement for Mortgagee’s consent to be obtained in any future or other instance.

(b) If any of the events described below occurs, that event alone shall not: cure or waive any breach, Event of Default or notice of default under this Mortgage or invalidate any act performed pursuant to any such default or notice; or nullify the effect of any notice of default or sale (unless all Secured Obligations then due have been paid and performed and all other defaults under the Loan Documents have been cured); or impair the security of this Mortgage; or prejudice Mortgagee or any receiver in the exercise of any right or remedy afforded any of them under this Mortgage; or be construed as an affirmation by Mortgagee of any tenancy, lease or option, or a subordination of the lien of this Mortgage.

(i) Mortgagee, its agent or a receiver takes possession of all or any part of the Property in the manner provided in Subsection 6.3(c).

(ii) Mortgagee collects and applies Rents as permitted under Sections 2.3 and 6.6 above, either with or without taking possession of all or any part of the Property.

(iii) Mortgagee receives and applies to any Secured Obligation any proceeds of any Property, including any proceeds of insurance policies, condemnation awards, or other claims, property or rights assigned to Mortgagee under Section 5.5 above.

(iv) Mortgagee makes a site visit, observes the Property and/or conducts tests as permitted under Section 5.12 above.

(v) Mortgagee receives any sums under this Mortgage or any proceeds of any collateral held for any of the Secured Obligations, and applies them to one or more Secured Obligations.

(vi) Mortgagee or any receiver invokes any right or remedy provided under this Mortgage.

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7.3 Powers of Mortgagee.

(a) If Mortgagee performs any act which it is empowered or authorized to perform under this Mortgage, including any act permitted by Section 5.7 or Subsection 6.3(d) of this Mortgage, that act alone shall not release or change the personal liability of any person for the payment and performance of the Secured Obligations then outstanding, or the lien of this Mortgage on all or the remainder of the Property for full payment and performance of all outstanding Secured Obligations. The liability of the original Mortgagor shall not be released or changed if Mortgagee grants any successor in interest to Mortgagor any extension of time for payment, or modification of the terms of payment, of any Secured Obligation. Mortgagee shall not be required to comply with any demand by the original Mortgagor that Mortgagee refuse to grant such an extension or modification to, or commence proceedings against, any such successor in interest.

(b) Mortgagee may take any of the actions in accordance with the terms of and permitted under Subsections 6.3(b) and/or 6.3(c) regardless of the adequacy of the security for the Secured Obligations, or whether any or all of the Secured Obligations have been declared to be immediately due and payable, or whether notice of default and election to sell has been given under this Mortgage.

(c) From time to time, Mortgagee may apply to any court of competent jurisdiction for aid and direction in executing and enforcing the rights and remedies created under this Mortgage. Mortgagee may from time to time obtain orders or decrees directing, confirming or approving acts in executing and enforcing these rights and remedies.

7.4 Merger. No merger shall occur as a result of Mortgagee’s acquiring any other estate in or any other lien on the Property unless Mortgagee consents to a merger in writing.

7.5 Joint and Several Liability. If Mortgagor consists of more than one person, each shall be jointly and severally liable for the faithful performance of all of Mortgagor’s obligations under this Mortgage.

7.6 Applicable Law. The creation, perfection and enforcement of the lien of this Mortgage shall be governed by the law of the State in which the Property is located. Subject to the foregoing, in all other respects, this Mortgage shall be governed by the substantive laws of the State of Ohio.

7.7 Successors in Interest. The terms, covenants and conditions of this Mortgage shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties. However, this Section 7.7 does not waive the provisions of Section 6.1 above.

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7.8 Interpretation.

(a) Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the sections of this Mortgage are for convenience only and do not define or limit any terms or provisions. The word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.”

(b) The word “obligations” is used in its broadest and most comprehensive sense, and includes all primary, secondary, direct, indirect, fixed and contingent obligations. It further includes all principal, interest, prepayment charges, late charges, loan fees and any other fees and charges accruing or assessed at any time, as well as all obligations to perform acts or satisfy conditions.

(c) No listing of specific instances, items or matters in any way limits the scope or generality of any language of this Mortgage. The Exhibits to this Mortgage are hereby incorporated in this Mortgage.

7.9 In-House Counsel Fees. Whenever Mortgagor is obligated to pay or reimburse Mortgagee for any attorneys’ fees, those fees shall include the allocated costs for services of in-house counsel.

7.10 Waiver of Statutory Rights. To the extent permitted by law, Mortgagor hereby agrees that it shall not and will not apply for or avail itself of any appraisement, valuation, stay, extension or exemption laws, or any so-called “Moratorium Laws,” now existing or hereafter enacted, in order to prevent or hinder the enforcement or foreclosure of this Mortgage, but hereby waives the benefit of such laws. Mortgagor for itself and all who may claim through or under it waives any and all right to have the property and estates comprising the Property marshaled upon any foreclosure of the lien hereof and agrees that any court having jurisdiction to foreclose such lien may order the Property sold as an entirety. Mortgagor hereby waives any and all rights of redemption from sale under any judgment of foreclosure of this Mortgage on behalf of Mortgagor and on behalf of each and every person acquiring any interest in or title to the Property of any nature whatsoever, subsequent to the date of this Mortgage. The foregoing waiver of right of redemption is made pursuant to the provisions of applicable law.

7.11 Severability. If any provision of this Mortgage should be held unenforceable or void, that provision shall be deemed severable from the remaining provisions and shall in no way affect the validity of this Mortgage except that if such provision relates to the payment of any monetary sum, then Mortgagee may, at its option, declare all Secured Obligations immediately due and payable.

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7.12 Notices. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three Business Days after mailing (c) if by Federal Express or other reliable overnight courier service, on the next Business Day after delivered to such courier service or (d) if by telecopier on the day of transmission so long as copy is sent on the same day by overnight courier as set forth below:

If to Mortgagor:

CHT ZANESVILLE OH SENIOR LIVING, LLC c/o CNL Healthcare Trust, Inc. 450 South Orange Avenue Orlando, Florida 32801
Attention:	Joseph T. Johnson, Senior Vice President and Chief Officer
Attention:	Holly Greer, Esq., Senior Vice President and General Counsel
Telephone:	(407) 540-7500
Facsimile:	(407) 540-2544

With a copy to:

Lowndes Drosdick Doster Kantor & Reed, P.A. 215 North Eola Drive Orlando, Florida 32801
Attention:	Peter L. Lopez, Esq.
Telephone:	(407) 843-4600
Facsimile:	(407) 843-4444

If to Mortgagee:

KeyBank National Association, Healthcare Services Mailcode: OH-01-51-0311 4910 Tiedeman Road, 3rd Floor Brooklyn, Ohio 44144
Attention:	Amy L. MacLearie KeyBank Real Estate Capital
Telephone:	(216) 813-6935
Facsimile:	(216) 357-6383

With a copy to:

Alfred G. Kyle, Esq. Bracewell & Giuliani LLP 1445 Ross Avenue, Suite 3800 Dallas, Texas 75202
Telephone:	(214) 758-1660
Facsimile:	(214) 758-8360

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

Any notice or demand delivered to the person or entity named above to accept notices and demands for Mortgagor shall constitute notice or demand duly delivered to Mortgagor, even if delivery is refused.

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7.13 Future Advances. The total amount of indebtedness secured hereby may increase or decrease from time to time, but the total unpaid principal balance of indebtedness secured hereby (including disbursements that Mortgagee may, but shall not be obligated to, make under this Mortgage, the Loan Documents or any other document with respect thereto) at any one time outstanding may be substantially less but shall not exceed FORTY-NINE MILLION SIX HUNDRED EIGHTY-SEVEN THOUSAND AND NO/100 DOLLARS ($49,687,000.00), plus interest thereon, and any disbursements made for the enforcement of this Mortgage and any remedies hereunder, it being the intention of the parties that this Mortgage be entitled to the benefits of Ohio Revised Code Section 5301.232(B), plus payment of taxes, special assessments, utilities or insurance on the Property pursuant to Ohio Revised Code Section 5301.233, and interest on such disbursements and all disbursements by Mortgagee pursuant to applicable law (all such indebtedness being hereinafter referred to as the maximum amount secured hereby). This Mortgage shall be valid and have priority to the extent of the maximum amount secured hereby over all subsequent liens and encumbrances, including statutory liens, excepting solely taxes and assessments levied on the Property given priority by law.

7.14 Mortgagee’s Lien for Service Charge and Expenses. At all times, regardless of whether any Loan proceeds have been disbursed, this Mortgage secures (in addition to any Loan proceeds disbursed from time to time) the payment of any and all loan commissions, service charges, liquidated damages, expenses and advances due to or incurred by Mortgagee not to exceed the maximum amount secured hereby. For purposes hereof, all obligations of Mortgagor to Mortgagee under all Interest Rate Agreements and any indebtedness or obligation contained therein or evidenced thereby shall be considered an obligation of Mortgagor secured hereby.

7.15 WAIVER OF TRIAL BY JURY. MORTGAGOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS MORTGAGE, THE NOTE, OR ANY OF THE OTHER LOAN DOCUMENTS, THE LOAN OR ANY OTHER STATEMENTS OR ACTIONS OF MORTGAGOR OR MORTGAGEE. MORTGAGOR ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS MORTGAGE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. MORTGAGOR FURTHER ACKNOWLEDGES THAT (i) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (ii) THIS WAIVER IS A MATERIAL INDUCEMENT FOR MORTGAGEE TO MAKE THE LOAN, ENTER INTO THIS MORTGAGE AND EACH OF THE OTHER LOAN DOCUMENTS, AND (iii) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH OTHER LOAN DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

7.16 Inconsistencies. In the event of any inconsistency between this Mortgage and the Loan Agreement, the terms hereof shall be controlling as necessary to create, preserve and/or maintain a valid security interest upon the Property, otherwise the provisions of the Loan Agreement shall be controlling.

7.17 Commercial Loan. The Loan secured by this Mortgage is a “business loan”.

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7.18 UCC Financing Statements. Mortgagor hereby authorizes Mortgagee to file UCC financing statements to perfect Mortgagee’s security interest in any part of the Property. In addition, Mortgagor agrees to sign any and all other documents that Mortgagee deems necessary in its sole discretion to perfect, protect, and continue Mortgagee’s lien and security interest on the Property.

7.19 Controlling Agreement. The parties hereto intend to conform strictly to the applicable usury laws. All agreements between Mortgagor (and any other party liable for any part of the Secured Obligations) and Mortgagee, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no event whatsoever, whether by reason of acceleration of the maturity of the Secured Obligations or otherwise, shall the interest contracted for, charged or received by Mortgagee hereunder or otherwise exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever interest would otherwise be payable to Mortgagee in excess of the maximum lawful amount, the interest payable to Mortgagee shall be reduced automatically to the maximum amount permitted under applicable law. If Mortgagee shall ever receive anything of value deemed interest under applicable law which would apart from this provision be in excess of the maximum lawful amount, the amount which would have been excessive interest shall be applied to the reduction of the principal amount owing on the Secured Obligations in inverse order of maturity and not to the payment of interest, or if such amount which would have been excessive interest exceeds the unpaid principal balance of the Secured Obligations, such excess shall be refunded to Mortgagor, or to the maker of the Note or other evidence of indebtedness if other than Mortgagor. All interest paid or agreed to be paid to Mortgagee shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term, including any renewal or extension, of such indebtedness so that the amount of interest on account of such indebtedness does not exceed the maximum permitted by applicable law. The terms and provisions of this section shall control and supersede every other provision of all existing and future agreements between Mortgagor, the maker of the Note or other evidence of indebtedness if other than Mortgagor, and Mortgagee.

THIS MORTGAGE, THE LOAN AGREEMENT, AND THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO. The provisions hereof and the other Loan Documents may be amended or waived only by an instrument in writing signed by the Mortgagor and Mortgagee.

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IN WITNESS WHEREOF, Mortgagor has executed this Mortgage as of the date first above written.

MORTGAGOR:

CHT ZANESVILLE OH SENIOR LIVING, LLC, a Delaware limited liability company

By:	/s/ Joshua J. Taube
Joshua J. Taube, Vice President

STATE OF FLORIDA	)
:
COUNTY OF ORANGE	)

I, the undersigned, a Notary Public in and for said County in said State, hereby certify that Joshua J. Taube, whose name as Vice President of CHT ZANESVILLE OH SENIOR LIVING, LLC, a Delaware limited liability company, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he as such Vice President and with full authority, executed the same voluntarily for and as the act of said limited liability company on the day the same bears date. Given under my hand and official seal this 13th day of December, 2012.

/s/ Cathleen A. Coffey Notary Public My Commission Expires: September 24, 2013

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EXHIBIT A

Description of Land

[Intentionally Omitted]

EXHIBIT B

Permitted Exceptions

[Intentionally Omitted]

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